Exhibit 99.1
FOR IMMEDIATE RELEASE

ETRIALS NAMED TO BIO-IT WORLD’S INAUGURAL BIO-IT 50

Included as Providing Indispensable, Enabling Technology

Morrisville, NC—March 20, 2006—etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), an eClinical software and services company focused on people, process and technology to meet the needs of the pharmaceutical industry, today announced that it has been named to Bio-IT World’s inaugural Bio-IT 50 list. The list of 50 companies described as driving “the future of biomedical research and drug discovery” were announced in the March 2006 issue of the publication.

The published listing highlights etrials’ business model and a key competitive advantage--a complete eClinical platform including electronic data capture, eDiaries and interactive voice response that together reduce the “headaches” of preparing multiple databases and trial parameters.

“It has long been the purpose of etrials to offer the clinical trial industry a complete set of eClinical technologies that not only address very specific needs but also work together to expedite research from data capture to reporting and analysis,” said John Cline, CEO of etrials. “With our recent transition to a public company, we can now pursue additional complementary technologies to help grow our eClinical platform and better assist our clients’ vital work.”

Selecting the 50 companies to showcase on the Bio-IT 50 wasn’t easy, according to Editor-in-Chief Kevin Davies, Ph.D. “By showcasing these 50 companies, we think we’ve helped identify the most indispensable, enabling technologies that are helping to turn the industry around. We heartily congratulate every company that made our top 50 selection this year.”

The Bio-IT 50 is a group of the 50 firms considered to be the most invaluable partners to the biopharma industry, or show the potential to become so in the opinions of the editors of Bio-IT World.

About etrials®
etrials Worldwide, Inc., (Nasdaq: ETWC, ETWCW, ETWCU) is an eClinical software and services company offering pharmaceutical, biotechnology and contract research organizations worldwide a suite of technology-based tools including electronic data capture, electronic patient diaries, interactive voice response and reporting. etrials believes that our people, process and technology are fundamental to assisting the pharmaceutical industry in bringing new drugs to market faster and more efficiently. Visit us at www.etrials.com.

About Bio-IT World

Bio-IT World publishes information across a variety of media to meet the needs of bio-IT, life sciences, healthcare, pharmaceutical and regulatory professionals. Founded by IDG (International Data Group), Bio-IT World was recently acquired by Cambridge Healthtech Institute. Bio-IT World magazine and its accompanying website, www.bio-itworld.com, deliver the latest news, analysis and information on the application of technology products and services to enable the life sciences R&D value chain--spanning basic research, drug discovery and development, clinical trials, and regulatory compliance. Established in September 2001, Bio-IT World, Inc., is headquartered in Framingham, Mass.

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etrials is a registered trademark of etrials Worldwide, Inc. Other marks belong to their respective owners.

Contact:
Media:
Lorra Gosselin
etrials Worldwide, Inc.
919.653.3400
pr@etrials.com

Investors:
The Equity Group Inc.
Adam Prior
212.836.9606
aprior@equityny.com
or
Devin Sullivan
212.836.9608
dsullivan@equityny.com